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                                                                                                                   EXHIBIT 12

Ratio of Earnings to Fixed Charges
For Fiscal Years Ended 1997 - 2001
(000's)
                                                                                    Fiscal Year Ended
                                                          -----------------------------------------------------------------------
                                                             11/25/01      11/26/00      11/28/99      11/29/98      11/30/97
                                                          -----------------------------------------------------------------------
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Fixed Charges:
Interest:
     Interest expense (includes amortization
        of debt discount and costs)                         $ 230,772     $ 234,098     $ 182,978     $ 178,035     $ 212,358
     Capitalized debt costs                                    49,730        34,769        15,729        27,447        25,221
     Interest factor in rental expense                         24,652        26,026        28,700        26,733        32,600
                                                          -----------------------------------------------------------------------
          Total fixed charges                                 305,154       294,893       227,407       232,215       270,179
                                                          -----------------------------------------------------------------------

Earnings:
Income (loss) before income taxes                             239,689       343,680         8,499       162,700       184,281

Add:  Fixed charges                                           305,154       294,893       227,407       232,215       270,179

Subtract:  Capitalized debt costs                             (49,730)      (34,769)      (15,729)      (27,447)      (25,221)

                                                          -----------------------------------------------------------------------
                     Total Earnings                           495,113       603,804       220,177       367,468       429,239
                                                          -----------------------------------------------------------------------


Ratio of Earnings to Fixed Charges                                1.6           2.0           1.0           1.6           1.6


In computing the ratio of earnings to fixed charges: (1) earnings have been based on income from continuing operations before income taxes and fixed charges (exclusive of capitalized debt costs) and (2) fixed charges consist of interest and debt discount and cost expenses (including amounts capitalized) and the estimated interest portion of rents.
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